Exhibit 16.1

October 16, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 16, 2024 by Nocera, Inc. and are in agreement with the statements contained therein as it regards to our firm. We have no basis to agree or disagree with the other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.